

Helping control the risks of retirement.

Hypothetical Variable Assumed Rate Illustration

OWNER	Valued Client
ANNUITANT	Valued Client
CASE NAME	Valued Client
CASE DATE	09/05/2019
STATE OF RESIDENCE	Colorado
TAX QUALIFICATION	Non-Qualified
ADVISOR	Christa Leary Christa.Leary@cunamutual.com

The purpose of this illustration is to show how the performance of the underlying investment options could affect the annuity's contract values and death benefits. This illustration is hypothetical only and may not be used to project or predict investment results.

MEMBERS® Horizon II Variable Annuities are issued by
MEMBERS LIFE INSURANCE COMPANY

Not a deposit • Not guaranteed by any bank or credit union • May lose value
Not FDIC/NCUA insured • Not insured by any federal government agency

CUNA MUTUAL GROUP

60% **RISK CONTROL**

VARIABLE **40%**

Allocation by Account

70% **S&P 500**

SECURE ACCOUNT		GROWTH ACCOUNT		PERFORMANCE ZONE
19%	+	81%	=	100%


+5.65%
+14.75%
+13.02%
CAP
CAP
MAXIMUM UPSIDE POTENTIAL
FLOOR
FLOOR
MAXIMUM DOWNSIDE PROTECTION
0.00%
-10.00%
-8.10%

30% **MSCI EAFE**

SECURE ACCOUNT		GROWTH ACCOUNT		PERFORMANCE ZONE
22%	+	78%	=	100%


+5.05%
+15.75%
+13.40%
CAP
CAP
MAXIMUM UPSIDE POTENTIAL
FLOOR
FLOOR
MAXIMUM DOWNSIDE PROTECTION
0.00%
-10.00%
-7.80%

100% **RISK CONTROL TOTAL**

Current rate caps are as of 09/05/2019 for a 09/10/19 risk control account start date and are subject to change. Rate floors do not change. Caps and floors are shown ***before fees****.*

	Allocation by Subaccount	Asset Class	Fund Expenses
6%	PIMCO VIT All Asset Inst	Tactical Allocation	1.30%
5%	Columbia VP Emerging Markets Bond 1	Emerging Markets Bond	0.77%
13%	MFS® VIT Total Return Bond Initial	Intermediate-Term Bond	0.54%
6%	Putnam VT High Yield IA	High Yield Bond	0.72%
14%	Vanguard VIF Total Bond Mkt Idx	Intermediate-Term Bond	0.14%
5%	DFA VA US Large Value	Large Value Stock	0.27%
3%	DFA VA US Targeted Value	Small Value Stock	0.37%
10%	Vanguard VIF Equity Index	Large Blend Stock	0.14%
8%	Vanguard VIF Mid-Cap Index	Mid Blend Stock	0.17%
8%	DFA VA International Value Portfolio	Foreign Large Value Stock	0.42%
6%	Lazard Retirement Emerging Mkts Eq Inv	Div Emerging Markets Stock	1.11%
4%	Morgan Stanley VIF Global Infras I	Infrastructure	0.87%
7%	Vanguard VIF International	Foreign Large Growth Stock	0.37%
2%	Invesco VI Global Real Estate I	Global Real Estate	1.01%
3%	Vanguard VIF Real Estate Index	Real Estate	0.26%

100% **VARIABLE TOTAL**

Current weighted average fund expenses: *0.49%*

INITIAL PURCHASE PAYMENT: $100,000
ISSUE AGE: 45
ASSUMED ISSUE DATE: 09/30/2019
ILLUSTRATION SCENARIO: Variable Assumed Rate
AVERAGE GROSS RETURN: 5.97%
ASSUMED RISK CONTROL PORTFOLIO: Selected Allocations
ASSUMED VARIABLE PORTFOLIO: Hypothetical Moderate Model

Hypothetical Contract Summary
Variable Assumed Rate Performance

					S&P 500			MSCI EAFE			VARIABLE		CONTRACT			
End of Year	Date	Age	Purchase Payment	Withdrawals	Index Return	Net Return	Account Value	Index Return	Net Return	Account Value	Net Return	Account Value	Net Return	Contract Value	Surrender Value	Death Benefit
At Issue			$100,000				$42,000			$18,000		$40,000		$100,000	$91,900	$100,000
1	09/30/20	46	$0	$0	8.99%	6.86%	$44,880	17.59%	11.90%	$20,141	10.32%	$44,130	9.15%	$109,152	$101,052	$109,152
2	09/30/21	47	$0	$0	3.00%	1.50%	$45,554	10.86%	8.09%	$21,770	6.02%	$46,787	4.54%	$114,111	$106,011	$114,111
3	09/30/22	48	$0	$0	13.62%	10.61%	$50,385	23.47%	11.90%	$24,360	12.65%	$52,705	11.69%	$127,450	$120,250	$127,450
4	09/30/23	49	$0	$0	3.53%	2.03%	$51,408	8.62%	6.34%	$25,903	5.11%	$55,397	4.13%	$132,708	$126,408	$132,708
5	09/30/24	50	$0	$0	-38.49%	-9.60%	$46,473	-45.09%	-9.30%	$23,494	-27.63%	$40,093	-17.07%	$110,060	$104,660	$110,060
6	09/30/25	51	$0	$0	23.45%	11.52%	$51,827	27.75%	11.90%	$26,289	24.17%	$49,783	16.21%	$127,899	$123,399	$127,899
Start of New Period			$0				$53,718			$23,022		$51,160		$127,899	$127,899	$127,899
7	09/30/26	52	$0	$0	12.78%	9.93%	$59,050	4.90%	3.40%	$23,806	11.06%	$56,816	9.21%	$139,673	$139,673	$139,673
8	09/30/27	53	$0	$0	0.00%	-1.50%	$58,163	-14.82%	-9.30%	$21,592	-0.90%	$56,302	-2.59%	$136,057	$136,057	$136,057
9	09/30/28	54	$0	$0	13.41%	10.43%	$64,231	13.55%	10.18%	$23,790	10.65%	$62,299	10.48%	$150,320	$150,320	$150,320
10	09/30/29	55	$0	$0	29.60%	11.52%	$71,631	19.43%	11.90%	$26,621	9.29%	$68,088	10.66%	$166,340	$166,340	$166,340
11	09/30/30	56	$0	$0	11.39%	8.80%	$77,934	-7.35%	-7.23%	$24,696	4.17%	$70,928	4.34%	$173,559	$173,559	$173,559
12	09/30/31	57	$0	$0	-0.73%	-2.09%	$76,307	-3.30%	-4.08%	$23,690	-4.09%	$68,026	-3.19%	$168,023	$168,023	$168,023
Start of New Period			$0				$70,570			$30,244		$67,209		$168,023	$168,023	$168,023
13	09/30/32	58	$0	$0	9.54%	7.30%	$75,719	-1.88%	-2.97%	$29,347	6.43%	$71,531	5.10%	$176,597	$176,597	$176,597
14	09/30/33	59	$0	$0	19.42%	11.52%	$84,442	21.78%	11.90%	$32,838	11.26%	$79,582	11.48%	$196,862	$196,862	$196,862
15	09/30/34	60	$0	$0	-6.24%	-6.55%	$78,910	-16.14%	-9.30%	$29,784	-7.65%	$73,496	-7.45%	$182,189	$182,189	$182,189
16	09/30/35	61	$0	$0	13.07%	10.16%	$86,925	9.04%	6.67%	$31,769	6.77%	$78,471	8.22%	$197,165	$197,165	$197,165
17	09/30/36	62	$0	$0	-9.58%	-9.26%	$78,875	-7.18%	-7.10%	$29,513	-4.06%	$75,283	-6.84%	$183,672	$183,672	$183,672
18	09/30/37	63	$0	$0	8.51%	6.47%	$83,977	1.85%	0.35%	$29,615	1.51%	$76,421	3.45%	$190,013	$190,013	$190,013
Start of New Period			$0				$79,806			$34,202		$76,005		$190,013	$190,013	$190,013
19	09/30/38	64	$0	$0	17.94%	11.52%	$89,000	23.99%	11.90%	$38,271	13.31%	$86,123	12.30%	$213,394	$213,394	$213,394
20	09/30/39	65	$0	$0	11.13%	8.59%	$96,644	14.40%	10.84%	$42,421	4.47%	$89,975	7.33%	$229,041	$229,041	$229,041
Total			**$100,000**	**$0**												
Average Return					**6.12%**			**3.40%**					**4.23%**			

INITIAL PURCHASE PAYMENT:	$100,000
ISSUE AGE:	45
ASSUMED ISSUE DATE:	09/30/2019
ILLUSTRATION SCENARIO:	Variable Assumed Rate
AVERAGE GROSS RETURN:	5.97%
ASSUMED RISK CONTROL PORTFOLIO:	Selected Allocations
ASSUMED VARIABLE PORTFOLIO:	Hypothetical Moderate Model

Hypothetical Contract Summary
Variable Assumed Rate Performance



Contract Values
$270,000
$240,000
$210,000
$180,000
$150,000
$120,000
$90,000
$60,000
$30,000
$0
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20
Risk Control (S&P 500) Account Value
Risk Control (MSCI EAFE) Account Value
Variable Subaccount Value

INITIAL PURCHASE PAYMENT:	$100,000
ISSUE AGE:	45
ASSUMED ISSUE DATE:	09/30/2019
ILLUSTRATION SCENARIO:	Flat Assumed Rate
AVERAGE GROSS RETURN:	5.97%
ASSUMED RISK CONTROL PORTFOLIO:	Selected Allocations
ASSUMED VARIABLE PORTFOLIO:	Hypothetical Moderate Model

Hypothetical Contract Summary
Flat Assumed Rate(5.97%) Performance

					S&P 500		MSCI EAFE		VARIABLE		CONTRACT			
End of Year	Date	Age	Purchase Payment	Withdrawals	Net Return	Account Value	Net Return	Account Value	Net Return	Account Value	Net Return	Contract Value	Surrender Value	Death Benefit
At Issue			$100,000			$42,000		$18,000		$40,000		$100,000	$91,900	$100,000
1	09/30/20	46	$0	$0	4.47%	$43,877	4.47%	$18,804	3.89%	$41,555	4.24%	$104,236	$96,136	$104,236
2	09/30/21	47	$0	$0	4.47%	$45,837	4.47%	$19,645	3.89%	$43,171	4.24%	$108,653	$100,553	$108,653
3	09/30/22	48	$0	$0	4.47%	$47,885	4.47%	$20,522	3.89%	$44,850	4.24%	$113,258	$106,058	$113,258
4	09/30/23	49	$0	$0	4.47%	$50,025	4.47%	$21,439	3.89%	$46,594	4.24%	$118,058	$111,758	$118,058
5	09/30/24	50	$0	$0	4.47%	$52,260	4.47%	$22,397	3.89%	$48,405	4.24%	$123,063	$117,663	$123,063
6	09/30/25	51	$0	$0	4.47%	$54,596	4.47%	$23,398	3.89%	$50,288	4.24%	$128,281	$123,781	$128,281
Start of New Period			$0			$53,878		$23,091		$51,313		$128,281	$128,281	$128,281
7	09/30/26	52	$0	$0	4.47%	$56,286	4.47%	$24,122	3.89%	$53,308	4.24%	$133,716	$133,716	$133,716
8	09/30/27	53	$0	$0	4.47%	$58,801	4.47%	$25,200	3.89%	$55,381	4.24%	$139,381	$139,381	$139,381
9	09/30/28	54	$0	$0	4.47%	$61,428	4.47%	$26,326	3.89%	$57,534	4.24%	$145,288	$145,288	$145,288
10	09/30/29	55	$0	$0	4.47%	$64,173	4.47%	$27,503	3.89%	$59,771	4.24%	$151,447	$151,447	$151,447
11	09/30/30	56	$0	$0	4.47%	$67,040	4.47%	$28,732	3.89%	$62,095	4.24%	$157,867	$157,867	$157,867
12	09/30/31	57	$0	$0	4.47%	$70,036	4.47%	$30,015	3.89%	$64,510	4.24%	$164,561	$164,561	$164,561
Start of New Period			$0			$69,116		$29,621		$65,824		$164,561	$164,561	$164,561
13	09/30/32	58	$0	$0	4.47%	$72,204	4.47%	$30,945	3.89%	$68,384	4.24%	$171,532	$171,532	$171,532
14	09/30/33	59	$0	$0	4.47%	$75,430	4.47%	$32,327	3.89%	$71,043	4.24%	$178,800	$178,800	$178,800
15	09/30/34	60	$0	$0	4.47%	$78,801	4.47%	$33,772	3.89%	$73,805	4.24%	$186,378	$186,378	$186,378
16	09/30/35	61	$0	$0	4.47%	$82,322	4.47%	$35,281	3.89%	$76,675	4.24%	$194,278	$194,278	$194,278
17	09/30/36	62	$0	$0	4.47%	$86,000	4.47%	$36,857	3.89%	$79,656	4.24%	$202,514	$202,514	$202,514
18	09/30/37	63	$0	$0	4.47%	$89,843	4.47%	$38,504	3.89%	$82,754	4.24%	$211,101	$211,101	$211,101
Start of New Period			$0			$88,662		$37,998		$84,440		$211,101	$211,101	$211,101
19	09/30/38	64	$0	$0	4.47%	$92,624	4.47%	$39,696	3.89%	$87,724	4.24%	$220,044	$220,044	$220,044
20	09/30/39	65	$0	$0	4.47%	$96,763	4.47%	$41,470	3.89%	$91,135	4.24%	$229,367	$229,367	$229,367
Total			**$100,000**	**$0**										
Average Return											**4.24%**			

INITIAL PURCHASE PAYMENT: $100,000
ISSUE AGE: 45
ASSUMED ISSUE DATE: 09/30/2019
ILLUSTRATION SCENARIO: Flat Assumed Rate
AVERAGE GROSS RETURN: 0.00%
ASSUMED RISK CONTROL PORTFOLIO: Selected Allocations
ASSUMED VARIABLE PORTFOLIO: Hypothetical Moderate Model

Hypothetical Contract Summary
Flat Assumed Rate(0.00%) Performance

					S&P 500		MSCI EAFE		VARIABLE		CONTRACT			
End of Year	Date	Age	Purchase Payment	Withdrawals	Net Return	Account Value	Net Return	Account Value	Net Return	Account Value	Net Return	Contract Value	Surrender Value	Death Benefit
At Issue			$100,000			$42,000		$18,000		$40,000		$100,000	$91,900	$100,000
1	09/30/20	46	$0	$0	-1.50%	$41,370	-1.50%	$17,730	-1.97%	$39,211	-1.69%	$98,311	$90,211	$100,000
2	09/30/21	47	$0	$0	-1.50%	$40,749	-1.50%	$17,464	-1.97%	$38,438	-1.69%	$96,651	$88,551	$100,000
3	09/30/22	48	$0	$0	-1.50%	$40,138	-1.50%	$17,202	-1.97%	$37,680	-1.69%	$95,020	$87,820	$100,000
4	09/30/23	49	$0	$0	-1.50%	$39,536	-1.50%	$16,944	-1.97%	$36,937	-1.69%	$93,417	$87,117	$100,000
5	09/30/24	50	$0	$0	-1.50%	$38,943	-1.50%	$16,690	-1.97%	$36,208	-1.69%	$91,841	$86,441	$100,000
6	09/30/25	51	$0	$0	-1.50%	$38,359	-1.50%	$16,440	-1.97%	$35,494	-1.69%	$90,292	$85,792	$100,000
Start of New Period			$0			$37,923		$16,253		$36,117		$90,292	$90,292	$100,000
7	09/30/26	52	$0	$0	-1.50%	$37,354	-1.50%	$16,009	-1.97%	$35,405	-1.69%	$88,768	$88,768	$100,000
8	09/30/27	53	$0	$0	-1.50%	$36,794	-1.50%	$15,769	-1.97%	$34,706	-1.69%	$87,269	$87,269	$100,000
9	09/30/28	54	$0	$0	-1.50%	$36,242	-1.50%	$15,532	-1.97%	$34,022	-1.69%	$85,796	$85,796	$100,000
10	09/30/29	55	$0	$0	-1.50%	$35,698	-1.50%	$15,299	-1.97%	$33,351	-1.69%	$84,348	$84,348	$100,000
11	09/30/30	56	$0	$0	-1.50%	$35,163	-1.50%	$15,070	-1.97%	$32,693	-1.69%	$82,926	$82,926	$100,000
12	09/30/31	57	$0	$0	-1.50%	$34,635	-1.50%	$14,844	-1.97%	$32,048	-1.69%	$81,527	$81,527	$100,000
Start of New Period			$0			$34,241		$14,675		$32,611		$81,527	$81,527	$100,000
13	09/30/32	58	$0	$0	-1.50%	$33,728	-1.50%	$14,455	-1.97%	$31,968	-1.69%	$80,150	$80,150	$100,000
14	09/30/33	59	$0	$0	-1.50%	$33,222	-1.50%	$14,238	-1.97%	$31,337	-1.69%	$78,797	$78,797	$100,000
15	09/30/34	60	$0	$0	-1.50%	$32,724	-1.50%	$14,024	-1.97%	$30,719	-1.69%	$77,467	$77,467	$100,000
16	09/30/35	61	$0	$0	-1.50%	$32,233	-1.50%	$13,814	-1.97%	$30,113	-1.69%	$76,160	$76,160	$100,000
17	09/30/36	62	$0	$0	-1.50%	$31,749	-1.50%	$13,607	-1.97%	$29,519	-1.69%	$74,875	$74,875	$100,000
18	09/30/37	63	$0	$0	-1.50%	$31,273	-1.50%	$13,403	-1.97%	$28,937	-1.69%	$73,613	$73,613	$100,000
Start of New Period			$0			$30,917		$13,250		$29,445		$73,613	$73,613	$100,000
19	09/30/38	64	$0	$0	-1.50%	$30,454	-1.50%	$13,052	-1.97%	$28,864	-1.69%	$72,370	$72,370	$100,000
20	09/30/39	65	$0	$0	-1.50%	$29,997	-1.50%	$12,856	-1.97%	$28,295	-1.69%	$71,148	$71,148	$100,000
Total			**$100,000**	**$0**										
Average Return											**-1.69%**			

IMPORTANT DISCLOSURES

This illustration presents information which assumes purchase of MEMBERS® Horizon II, a variable annuity contract from MEMBERS Life Insurance Company (MEMBERS Life), and provides hypothetical values. The purpose of the illustration is to show how the performance of the underlying investment options could affect annuity values. This hypothetical illustration provides selected results and is not complete unless all pages are included. Horizon II was first available for purchase on December 3, 2018. You should consider all possible scenarios of both strong and poor performance when evaluating hypothetical examples.

This material is informational only and is not investment advice. If you need advice regarding your financial goals and investment needs, contact a financial advisor.

Annuities are long-term insurance products designed for retirement purposes. Many variable annuities offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. A current prospectus for Horizon II should either precede or accompany this illustration. Before investing, consider the annuity's investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully.

Hypothetical examples do not represent any specific annuity contract and may not be used to project or predict investment results. You may not invest directly in an index. This illustration shows scenarios of hypothetical performance for the selected investment options and assumes a risk control account start date on the hypothetical issue date. At issue, variable subaccount allocations are immediately applied and risk control account allocations earn interest in a holding account until the next available risk control account start date, typically the 10th or 25th of a month.

Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. **All guarantees are backed by the claims-paying ability of MEMBERS Life and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions.** All hypothetical examples are for illustrative purposes only and do not guarantee or predict actual performance.

Withdrawals may be subject to surrender charges, and may also be subject to a market value adjustment (MVA). The MVA can have a positive or negative impact on contract values, depending on how interest rates have changed since the contract was issued. The range of fees and charges for a Horizon II contract includes a contract fee of 1.50%, surrender charges of 0% to 9% and fund expenses that vary by variable investment option. Withdrawals taken as annual required minimum distributions (RMDs) are shown beginning in the first month of the contract year in which the owner turns age 70½, and are for illustrative purposes only. Note RMDs are free of surrender charges and MVA only if established under an automatic RMD program.

Rate caps vary by index and by risk control account and can be adjusted annually on risk control account anniversary, subject to a minimum rate cap of 1% and a bailout provision. A bailout rate is set for each risk control account. If the rate cap for a given year is declared below that rate, you may withdraw value from that risk control account without surrender charge or market value adjustment. You'll have 30 days following risk control account anniversary to make this withdrawal. Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 59½ may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. MEMBERS Life does not provide tax or legal advice. Contact a licensed professional.

There is no guarantee that the S&P 500 Index or MSCI EAFE Index will be available during the entire time you own your contract. We reserve the right to add, delete or substitute an index. If we substitute an index, the performance of the new index may differ from the original index. This, in turn, may affect the performance of your risk control accounts. We will not substitute an index until approved by the insurance department in your state. We reserve the right to add or substitute a risk control account. We will notify you of any change in a risk control account or index in advance. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your risk control account anniversary.

The S&P 500 Index is a product of S&P Dow Jones Indices LLC ("SPDJI"), and has been licensed for use by CMFG Life Insurance Company (CMFG Life). MEMBERS Life is a wholly-owned indirect subsidiary of CMFG Life. Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC ("S&P"); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life. This annuity is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies.

This annuity is not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to this product or any index on which it is based. The prospectus contains a more detailed description of the limited relationship MSCI has with CMFG Life and any related products.

Hypothetical Contract Summary values assume **Purchase Payments** and **Withdrawals** are applied at the beginning of the requested time period. **Index Returns** use hypothetical variable assumed rates of return for each index. The **Average Gross Return** applies current rate caps and floors, but does not reflect the deduction of any contract fee, fund expenses, surrender charges, market value adjustment or applicable taxes. **Risk Control Portfolio Net Returns** apply current rate caps and floors to the index returns based on your allocations, and deduct the contract fee of 1.50%. **Variable Portfolio Net Returns** use the assumed gross returns, and deduct weighted average current fund expenses based on your allocations and the contract fee of 1.50%. Net Returns do not include any surrender charges, market value adjustment or applicable taxes. **Average Returns** are calculated as the geometric average rate of return based on the total number of years shown. These average returns may vary based on a number of factors, including purchase payment and withdrawal activity.

Contract Values and **Death Benefits** reflect the deduction of the contract fee of 1.50% and weighted average current fund expenses based on the variable subaccounts selected. Death benefits are the greater of the contract value or net purchase payments. **Surrender Values** are the contract values less the surrender charges that apply during the six years following the date of each purchase payment of 9%, 9%, 8%, 7%, 6%, 5% and 0% thereafter. A market value adjustment (MVA) may also apply to values withdrawn from the risk control accounts.

All values assume automatic rebalancing between variable subaccounts on contract anniversary and between risk control accounts on risk control account anniversary. Values also assume rebalancing between indices and between the variable and risk control sides of the contract at the end of the risk control account period (**Start of New Period**). Purchase payments made at the start of a new period are included in the rebalancing. Values are shown for a maximum of 20 years. All values assume the owner(s) lives to the ages shown. Note the maximum age to begin the annuity payout period is 95.

Generally, each investment option has broad risks that apply to all funds, such as market risk, as well as specific risks of investing in particular types of funds. Investing in certain types of funds, such as foreign (non-U.S.) securities or small or mid-cap funds, subjects your annuity to greater risk and volatility than the general market. The risks of a fund may be increased by the use of derivatives, such as futures, options and swaps. Please see the contract prospectus and the underlying fund prospectus for the specific risks associated with each subaccount. You could lose money by investing in a money market fund. Because the share price of the fund will fluctuate, when you sell your shares they may be worth more or less than what you originally paid for them. A money market fund may impose a fee upon sale of your shares or may temporarily suspend your ability to sell shares if the fund's liquidity falls below required minimums because of market conditions or other factors. An investment in the fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The fund's sponsor has no legal obligation to provide financial support to the fund, and you should not expect that the sponsor will provide financial support to the fund at any time.

CUNA Mutual Group is the marketing name for CUNA Mutual Holding Company, a mutual insurance holding company, its subsidiaries and affiliates. Annuities are issued by CMFG Life and MEMBERS Life and distributed by their affiliate, CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor, 2000 Heritage Way, Waverly, IA, 50677. CMFG Life and MEMBERS Life are stock insurance companies. MEMBERS® is a registered trademark of CMFG Life. **Investment and insurance products are not federally insured, may involve investment risk, may lose value and are not obligations of or guaranteed by any depository or lending institution.** All contracts and forms may vary by state, and may not be available in all states or through all broker/dealers. Base policy form 2018-VA-F.